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                                              EXHIBIT B.20.a

                THE COMMONWEALTH OF MASSACHUSETTS

                      William Francis Galvin
                  Secretary of the Commonwealth
      One Ashburton Place, Boston, Massachusetts 02108-1512


                        ARTICLES OF MERGER
             (General Laws, Chapter 156B, Section 78)


Merger of                      NEES Acquisition, Inc.
                               and
                               New England Water Heater Co., Inc.
                                   the constituent corporations, into

                               New England Water Heater Co., Inc.
                                   one of the constituent corporations


The undersigned officers of each of the constituent corporations certify under the penalties of perjury as follows:

    An agreement of merger has duly been adopted in compliance with the requirements of General Laws, Chapter 156B, Section 78, and will be kept
    as provided by Subsection (d) thereof.   The surviving corporation will
    furnish a copy of said agreement to any of its stockholders, or to any person who was a stockholder of any constituent corporation, upon written request without charge.

2. The effective date of the merger determined pursuant to the agreement of merger shall be the date approved and filed by the Secretary of the commonwealth. If a later effective date is desired, please specify such date which shall not be more than thirty days after the date of filing:

3. The following amendments to the Articles of Organization of the surviving corporation have been effected pursuant to the agreement of merger:

    Articles II, III, V and VI are being amended.  See Attachment 1

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                           ATTACHMENT 1

    The following amendments to the Articles of Organization of the surviving corporation have been effected pursuant to the agreement of merger:

Article II - The purpose of the corporation is to engage in the following business activities:

             The principal purpose for which the Corporation is organized is to rent water heaters and provide a range of energy-related services.

             To have as additional purposes all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such purpose shall include any activity inconsistent with the law.

Article III -     The type and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

     Without Par Value Stocks        With Par Value Stocks

     TYPE     Number of Shares    TYPE      Number of Shares     Par Value
COMMON:              ----          COMMON:         1,000              $.01
PREFERRED:           ----          PREFERRED:    -----              ----


Article V  - The restrictions, if any, imposed by the Articles of
             Organization upon the transfer of stock of any class are as follows:
             None

Article VI - Other Provisions

             A. Meetings of the stockholders of the corporation may be held anywhere in The United States.

             B. The corporation may carry out any or all of the purposes referred to in Article II in whole or in part through one or more subsidiaries.

             C.   The corporation may carry out any actions referred to in
                  Article II to the same extent as might an individual, whether as principal, agent, contractor, or otherwise, and either alone or in conjunction or as a joint venture or other arrangement with any corporation, association, trust, firm, or individual.

             D. The corporation may participate with others, as a general, or limited partner, in any business enterprise for any of the purposes which the corporation would have the power to conduct by itself.

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             E.   No director of the corporation shall be personally
                  liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except with respect to any matter as to which such liability shall have been imposed (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section sixty-one or sixty-two of chapter one hundred and fifty-six B of the General Laws of Massachusetts, or
                  (iv) for any transaction from which the director derived an improper personal benefit.

                  The corporation shall indemnify each of its directors and officers against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal. Including but not limited to derivative suits ( to the extent permitted by law), in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been a director or officer, except with respect to any matter as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or, to the extent that such matter relates to service with respect to any employee benefit plan, as in the best interests of the participants or beneficiaries of such plan. As to any matter disposed of by a compromise payment by a director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it it involves such
                  indemnification,   if no change in control has occurred
                  (a) by a disinterested majority of the directors then in office, (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or by the vote, at a meeting duly called and held, of the
                  holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested director or officer or, if a change in control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.
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                  In discharging his duties any such director or officer,
                  when acting in good faith, shall be fully protected in relying upon the books of account of the corporation or of another organization in which he serves as contemplated by this Article, reports made to the corporation or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the board of directors of the corporation or similar governing body of such other organization, or upon other records of the corporation or such other organization.

                  No director or officer shall be liable for any act, omission, step or conduct taken or had in good faith, which (whether by condition or otherwise) is required, authorized or approved by any orders issued pursuant to the Public Utility Holding Company Act of 1935 or any other Federal statute or any state statute regulating the corporation or a subsidiary, if any, by reason of their being subsidiaries of public utility holding companies or by reason of their activities as such, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense on the grounds of not being applicable to the particular class of plaintiff, each such director and officer shall be reimburse for, or indemnified against, all loss, liability and expense incurred by him or imposed on him, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this Section described: provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interest of the corporation as heretofore provided in this Article. Such loss, liability and expense shall include, but shall not be limited to, judgments, court costs and attorneys' fees.

                  Expenses incurred with respect to the defense or disposition of any action, suit or proceeding heretofore referred to in this Article shall be advanced by thecorporation prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification, which undertaking shall be accepted without reference to the financial ability of the recipient to make such repayment. If in an action, suit or proceeding brought by or in right of the corporation, a director is held not liable, whether because relieved of liability under the first paragraph
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                  of this Article or otherwise, he shall be deemed to have
                  been entitled to indemnification for expenses incurred in defense of said action, suit or proceeding.

                  As used in this Article:

                  (i) The term "officer" includes (a) persons who serve at the written request of the corporation as directors, officers, or trustees of another organization and (b) employees of the corporation and its affiliates who serve in any capacity with respect to benefit plans for the corporation's employees.

                  (ii) An "interested" director or officer is one against
                       whom in such capacity the proceeding in question or another proceeding on the same or similar grounds is then pending.

                  (iii) A "change in control" occurs when: (a) any individual, corporation, association, partnership, joint venture, trust or other entity or association thereof acting in concert (excluding any employee benefit plan, dividend reinvestment plan or similar plan of the corporation, or any trustee thereof acting in such capacity) acquires more than 20% of the corporation's outstanding stock having general voting rights or more than 20% of the common shares of any entity owning more than 50% of the corporation's outstanding stock having general voting rights, whether in whole or in part, by means of an offer made publicly to the holders of all or substantially all of such outstanding stock or shares to acquire stock or shares for cash, other property, or a combination thereof or by any other means, unless the transaction is consented to by vote of a majority of the continuing directors; or (b) continuing directors cease to constitute a majority of the board.

                  (iv) The term "continuing director" shall mean any
                       director of the corporation who (a) was a member of the initial board of directors of the corporation as voted by the incorporators of the corporation, or (b) was recommended for his initial term of office by a majority of continuing directors in office at the time of such recommendation.

                       Nothing contained in this Article shall (i) limit the power of the corporation to indemnify employees and agents of the corporation or its subsidiaries other than directors and officers on any terms it deems appropriate not prohibited by law, (ii) limit the power of the corporation to indemnify directors and officers for expenses incurred in suits, actions, or other proceedings
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                       initiated by such director or officer or (iii)
                       affect any rights to indemnification to which corporation personnel other than directors and officers may be entitled by contract or otherwise. The rights provided in this Article shall not be exclusive or affect any other right to which any director or officer may be entitled and such rights shall inure to the benefit of its or his successors, heirs, executors, administrators and other legal representatives. Such other rights shall include all powers, immunities and rights of reimbursement allowable under the laws of The Commonwealth of Massachusetts.

                       No amendment to or repeal of this Article shall apply to or have any effect upon the liability, exoneration or indemnification of any director or officer occurring prior to such amendment or repeal.

4. The information contained in Item 4 is not a permanent part of the Articles of Organization of the "surviving" corporation.

     (a) The street address of the "surviving" corporation in Massachusetts is:
               40 Washington Street
               Wellesley, MA 02181

     (b) The name, residential address, and post office address of each director and officer of the "surviving" corporation is:

         Name             Residential Address Post Office Address
President:                Richard R. Duperey  80 Middle Street    40 Washington Street
                          Lexington, MA 02173 Wellesley, MA 02181

Treasurer:                Robert H. McLaren   6 Liberty Tree Lane 25 Research Drive
                          Shrewsbury, MA 01545                    Westborough, MA 01582

Clerk:   Gregory A. Hale  39 Old Village Road 25 Research Drive
                          Sturbridge, MA 01566                    Westborough, MA 01582

Directors:                Richard R. Duperey  80 Middle Street    40 Washington Street
                          Lexington, MA 02173 Wellesley, MA 02181

         Alfred D. Houston                    19 Tanglewood Road  25 Research Drive
                          Wellesley, MA 02181 Westborough, MA 01582

         Cheryl A. LaFleur                    2 Lilac Circle      25 Research Drive
                          Wellesley, MA 02181 Westborough, MA 01582

         Richard P. Sergel                    34 Brook Street     25 Research Drive
                          Wellesley, MA 02181 Westborough, MA 01582


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     (c) The fiscal year (i.e. tax year) of the "surviving" corporation shall end on the last day of the month of:

         December

     (d) The name and business address of the resident agent, if any, of the "surviving" corporation is:

         Richard R. Duperey      40 Washington Street    Wellesley, MA 02181

     The undersigned officers of the several constituent corporations listed above further state under the penalties of perjury as to their respective corporations that the agreement of merger has been duly executed on behalf of said corporation and duly approved by the stockholders of such corporation in the manner required by General laws, Chapter 156B, Section 78.

Anthony C. Pini     ____________________________   Vice President

Gregory A. Hale     ____________________________   Clerk

of   NEES Acquisition, Inc.

Richard R. Duperey  ____________________________   President

Richard R. Duperey  ____________________________   Clerk

of   New England Water Heater Co., Inc.